EXHIBIT 8.1

The following table sets forth the significant subsidiaries owned, directly or indirectly, by us.

Name	Country	Ownership
Wing Shing Products (BVI) Company Limited	British Virgin Islands	100.0%
Wing Shing Overseas Limited	British Virgin Islands	100.0
Pentalpha Enterprises Limited #	Hong Kong	100.0
Pentalpha Hong Kong Limited #	Hong Kong	100.0
Kwong Lee Shun Trading Company Limited #	Hong Kong	100.0
Dongguan Wing Shing Electrical Products Factory Company Limited	China	100.0
Global-Tech USA, Inc.	United States	100.0
Pentalpha Macau Commercial Offshore Limited	Macau	100.0
Global Lite Array (BVI) Limited	British Virgin Islands	76.8
Lite Array (BVI) Company Limited*	British Virgin Islands	76.8
Lite Array, Inc.*	United States	76.8
Global Display Limited #	Hong Kong	100.0
GT Investments (BVI) Limited	British Virgin Islands	100.0
Dongguan Lite Array Company Limited	China	100.0
Lite-Array (OLED) H.K. Limited[1]	Hong Kong	100.0
Global Optics (HK) Limited[2]	Hong Kong	100.0
MasterWerke Ltd.[3]	United States	100.0